Delaware Management Company

2005 Market Street

Philadelphia, PA 19103

November 29, 2016

Delaware Group Global & International Funds

2005 Market Street

Philadelphia, PA 19103

Re:	Expense Limitation

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of Delaware International Small Cap Fund (formerly, Delaware Focus Global Growth Fund), a series of Delaware Group Global & International Funds (the “Fund”), the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale and dividend interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which the Fund’s total operating expenses (excluding any Excluded Expenses) exceeds 1.18% for the period from Nov. 30, 2016 through Nov. 30, 2017. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Fund’s Board and the Manager.

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of

Delaware Management Business Trust

By:	/s/Richard Salus
	Name:	Richard Salus
	Title:	Senior Vice President
	Date:	Nov. 29, 2016

Your signature below acknowledges acceptance of this Agreement:

Delaware Group Global & International Funds

By:	/s/Shawn K. Lytle
	Name:	Shawn K. Lytle
	Title:	President & Chief Executive Officer